Exhibit 10.2

AGREEMENT

     This Agreement is entered into as of April 1, 2005 by and between The Yankee Candle Company, Inc., a Massachusetts corporation with an address of 16 Yankee Candle Way, South Deerfield, MA 01373 (the “Company”) and Robert R. Spellman of 89 Far Reach Road, Westwood, MA 02090 (“Mr. Spellman”).

Background

     A. Mr. Spellman served as Senior Vice President, Finance and Chief Financial Officer of the Company since November 1998, and as a Director of the Company since June 2002.

     B. In 2004, Mr. Spellman informed the Company of his intention to retire following the end of the Company’s Fiscal 2004. As of the date hereof, Mr. Spellman formally retired from the above position and in connection with his retirement also resigned as a member of the Company’s Board of Directors.

     C. The Company has requested and Mr. Spellman has agreed (i) that Mr. Spellman will assist the Company and his successor as Chief Financial Officer in the transition process, (ii) provide certain consulting services as requested, and (iii) enter into noncompetition and nonsolicitation agreements, all as more fully set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Confirmation of Effective Date. The Company and Mr. Spellman agree that Mr. Spellman’s retirement is and shall be deemed effective as of April 1, 2005 (the “Effective Date”), and that his employment relationship with the Company has therefore terminated as of such Effective Date. Nothing contained in this Agreement shall in any way extend Mr. Spellman’s period of employment beyond the Effective Date.

     2. Payment to Mr. Spellman. The Company will pay to Mr. Spellman an amount equal to Three Hundred Thousand ($300,000) Dollars. The foregoing amount shall be paid in equal monthly payments commencing in April 2005 and continuing for a period of two (2) years thereafter (the “Payment Period”), subject to Mr. Spellman’s performance of his covenants under this Agreement.

     3. Consulting and Transition Services. In consideration of the payment referenced in Section 2 above, Mr. Spellman agrees to be available during the Payment Period to provide informal consulting services if and as requested by the Company in connection with (i) the process of transitioning his duties and responsibilities to his successor as Chief Financial Officer, including providing necessary information regarding the Company’s past finances, financial statements, and SEC filings and the like to the extent the same are not readily available from other sources, or other such advice, consultation or services relating to the transition and (ii) general matters relating to the Company’s business and relations with investors and the Board of Directors. However, it is agreed that these services are not intended to be frequently requested or to require an extended or unreasonable commitment of time on the part of Mr. Spellman.

     4. Noncompetition and Nonsolicitation Covenants. In consideration of the payment referenced in Section 2 above, Mr. Spellman covenants and agrees as follows:

          4.1 Noncompetition. The parties acknowledge that by virtue of his length of service and position with the Company, and his exposure to the Company’s Proprietary Information, Mr. Spellman possesses valuable knowledge, information, experience and expertise regarding the operations of the Company’s business that would be harmful to such business if Mr. Spellman were to engage in the conduct prohibited below. Accordingly, Mr. Spellman hereby covenants and agrees that he will not at any time during the Payment Period engage directly or indirectly in any business or enterprise (whether as owner, individual proprietor, partner, officer, director, employee, consultant, independent contractor, investor, lender or in any other capacity whatsoever, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business as conducted on the Effective Date or as planned by the Company during the time of Mr. Spellman’s employment with the Company, including but not limited to any business or enterprise that (i) develops, manufactures, markets, licenses or sells candles, candle accessories, home or personal fragrance products, or (ii) otherwise provides any other consumer product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Company, or which the Company planned during the time in which Mr. Spellman was employed with the Company to develop, manufacture, market, license, sell or provide.

     The foregoing provision is not intended to prohibit Mr. Spellman from providing any informal consultation or advice to any of his three sons in connection with their business activities.

          4.2 Nonsolicitation. Mr. Spellman further covenants and agrees that during the Payment Period he will not, either alone or in association with others, directly or indirectly (i) recruit, solicit for employment, hire or engage as a consultant or independent contractor any person who is now or hereafter employed by the Company, or otherwise assist in such process; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of twelve (12) months or longer; or (ii) induce or attempt to induce any employee of the Company to terminate his/her employment with the Company; or (iii) recommend to any third party the solicitation for employment of any person who is now or hereafter employed by the Company.

          4.3 Interpretation. Mr. Spellman acknowledges and agrees that given his position and length of tenure at the Company, and his exposure to and knowledge of the Company’s proprietary information and business practices, the foregoing agreements are necessary to protect legitimate business interests of the Company and are reasonable in scope and duration to accomplish such purposes. If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Mr. Spellman acknowledges that any failure on his part to comply with any of the terms of this Section may result in serious harm to the Company and further acknowledges that any such breach is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Mr. Spellman agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Section 4.

     5. Nondisclosure of Proprietary Information. Mr. Spellman covenants and agrees to keep strictly confidential and not to directly or indirectly disclose or furnish to any party, or use for his own or any other party’s benefit or account, any “Proprietary Information” of the Company. For purposes of this Agreement, “Proprietary Information” shall mean information, knowledge and documentation relating to the Company’s (i) strategic plans and business or marketing plans, strategies or concepts, (ii) trade secrets, new product development plans or concepts, new or existing products, packaging, prototypes, formulae, specifications, designs, production or design know-how, procedures or processes, (iii) inventories, (iv) inventions, discoveries, research and development, (v) trademarks, copyrights, patents, licenses and other intellectual property, (vi) distribution or sales methods and plans, (vii) sales figures, revenues, pricing and cost information, projections and forecasts, and any other information relating to the finances or financial condition of the Company, (viii) customer or supplier lists, (ix) cost of goods manufactured or sold and customer or vendor pricing, (x) relationships between the Company and any of its existing or prospective customers, suppliers, ultimate customers, landlords or affiliates, (xi) personnel data and employee lists, (xii) pending business transactions, mergers, acquisitions or contract negotiations and (xiii) other such information and materials which are proprietary to the Company and which have been communicated to, or learned, developed or otherwise acquired by, Mr. Spellman in the course of his employment with the Company. Mr. Spellman will return on or before his last day of employment and/or refrain from taking with him or copying any and all Proprietary Information, Company property or other such sensitive or confidential materials.

     Notwithstanding the foregoing, “Proprietary Information” shall not include: (a) information which is in the public domain through no unlawful conduct, fault or breach of or by any party required to keep the information confidential; (b) information that is received from a third person having no direct or indirect secrecy or confidentiality obligation to the Company with respect to such information and having the legal right to disclose such information; or (c) information and knowledge independently developed by Mr. Spellman without the use of any such Proprietary Information.

     6. Mutual General Release. In consideration of the mutual promises contained herein, the Company hereby releases Mr. Spellman and his successors, heirs and assigns, and Mr. Spellman hereby releases the Company and its officers, directors, employees and their respective successors and assigns, from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that either party has had or now has, based on any and all aspects of Mr. Spellman’s employment with the Company or his separation from that employment, other than any such matters arising in connection with an alleged breach of this Agreement by either party. Each party hereby represents, covenants and agrees that it has not and will not ever bring against the other any claim, action, suit or other proceeding in any court, administrative agency or other tribunal of the United States or any state thereof with respect to any of the foregoing or any other claims or causes of action arising or which may have existed at any time prior to the date of this Agreement.

     7. Mutual Non-Disparagement. The Company and Mr. Spellman each hereby agree not to engage in any conduct which is either intended to or could reasonably be expected to harm Mr. Spellman, in the case of the Company, or the Company in the operation of its business, in the case of Mr. Spellman. Without limiting the foregoing, each agrees that they will not take any action, legal or otherwise, which might embarrass, harass, or adversely affect the other or which might in any way work to the detriment, directly or indirectly, of the other. In particular, and by way of illustration not limitation, each agrees that they will not, in any private or public forum (including over the Internet or via any form of media), verbally or in writing, disparage the good will, name, morale or business reputation or business practices of the other. The foregoing is not intended to prevent either party from enforcing any of its rights under this Agreement.

     8. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to the subject matter addressed herein and may not be amended or otherwise modified except in a written document signed by both parties. The Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and the parties hereby submit to the Commonwealth of Massachusetts as the exclusive venue and jurisdiction for the resolution of any disputes arising pursuant to this Agreement.

     Executed under seal as of the date set forth above.

THE YANKEE CANDLE COMPANY, INC.

By:	/s/ Craig W. Rydin	/s/ Robert R. Spellman

	Craig W. Rydin	Robert R. Spellman
Chairman and Chief Executive Officer

4